UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM	8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2020	(February 24, 2020)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place,	Suite 400,	Brentwood,	Tennessee	37027
(Address of principal executive offices)				(Zip Code)

Registrant's telephone number, including area code	(615)	221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	BKD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 24, 2020, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Brookdale Senior Living Inc. (the “Company”) unanimously approved (i) an increase to the number of directors constituting the Board by one, from eight to nine, (ii) an increase to the number of Class II directors by one, from two to three, and (iii) the appointment of Jordan R. Asher, MD, MS, to the Board as a Class II director for a term scheduled to expire, along with the other Class II directors and the Class I directors, at the Company’s 2020 annual meeting of stockholders. Dr. Asher has not yet been appointed to serve on any committees of the Board. There are no arrangements or understandings between Dr. Asher and any other persons pursuant to which he was selected as a director. The Board has determined that Dr. Asher qualifies as an independent director under the listing standards of the New York Stock Exchange and applicable Securities and Exchange Commission ("SEC") rules. Additionally, there are no transactions involving Dr. Asher that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Asher will participate in the Company's compensation arrangements for non-employee directors, which generally include: (i) an annual cash retainer of $100,000 payable quarterly in arrears and pro-rated for service less than the full year; (ii) $3,000 per Board meeting attended in excess of six meetings per calendar year; (iii) for members of the Board’s Committees, $2,000 per Committee meeting attended by the member in excess of eight aggregate Committee meetings per calendar year; and (iv) an annual grant of immediately vested stock under the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”) with a grant date value of approximately $135,000, typically granted in February each year for the prior year’s service and pro-rated for service less than a full year (i.e., this award will be made to Dr. Asher in 2021 on a pro-rata basis); provided, that if a director retires prior to the annual grant date or concludes service at the expiration of his or her term of office, a pro-rata cash amount will be paid to the director at the time of retirement or expiration in lieu of the annual grant of immediately vested shares. In addition, Dr. Asher is eligible to receive an initial award of restricted shares under the 2014 Plan with a grant value of approximately $100,000. Pursuant to the compensation arrangements for non-employee directors, each non-employee director has the opportunity to elect to receive either immediately vested shares under the Company’s Director Stock Purchase Program or restricted stock units under the 2014 Plan in lieu of up to 50% of the director’s quarterly cash compensation, and to elect to receive restricted stock units under the 2014 Plan in lieu of the annual grant of immediately vested shares. With respect to quarterly cash elections, the number of shares or restricted stock units to be issued is based on the closing price of the Company’s common stock on the date of issuance, or if such date is not a trading date, on the previous trading day’s closing price. Each restricted stock unit will be payable in the form of one share of the Company’s common stock following the director’s termination of service as a member of the Board. The Company will enter into an indemnification agreement with Dr. Asher in substantially the form of the Form Indemnification Agreement for Directors and Officers filed by the Company with the SEC on February 28, 2011 as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	February 26, 2020	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary